FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "First Amendment") is made this 2nd day of May, 2011, by and between XZERES WIND CORP., a Nevada corporation (the "Company") having its principal place of business at 9025 SW Hillman Court, Building 36, Suite #3126, Wilsonville, Oregon 97070 and CLAYTON WOOD (the "Executive") residing at 3434 Nealameda, Portland, OR 97212.

WITNESSETH:

WHEREAS the Company (formerly known as Cascade Wind Corp.) and the Executive executed and delivered an Employment Agreement (the "Employment Agreement") dated March 22, 2010 pursuant to which the Executive was employed by the Company; and

WHEREAS the Company and the Executive mutually desire to amend the Employment Agreement in order to change the Executive's position responsibilities and compensation in the manner hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. Capitalized Terms. All capitalized terms used herein not otherwise defined herein shall have the respective meanings assigned to such terms in the Employment Agreement.

2. Effective Date. This First Amendment shall be effective as of the date hereof (the "Effective Date").

3. Amendment to Article 2. As of the Effective Date, Article 2 of the Employment Agreement is amended to read as follows:

"2. Employment.

The Company hereby employs the Executive as its Executive Vice President of Operations; and the Executive hereby accepts such employment on the terms and conditions hereinafter set forth."

4. Amendment to Section 4.1. As of the Effective Date, the first three sentences following is substituted therefor: "The Executive shall be responsible for supply chain, manufacturing, service and support, facilities and establishment and maintenance of the test site. The Executive shall perform such duties hereunder and such additional and different duties as he shall from time to time be assigned by the Board, consistent with the general level and type of duties and responsibilities associated with the position of an Executive Vice President of a publicly traded corporation of the size, type and nature of the Company. The Executive shall to the CEO and the Board, and/or if such position shall exist, the Chief Operating Officer of the Company ("COO"), and shall take direction from the CEO, COO and the Board."

5. Deletion of Section 4.2. As of the Effective Date, Section 4.2 of the Employment Agreement is deleted in its entirety.

6. Amendment of Section 5.1. As of the Effective Date, Section 5.1 of the Employment Agreement is amended by deleting the sum of "One Hundred Fifty Thousand ($150,000) Dollars" set forth therein and substituting therefor the sum of "One Hundred Twenty-Five ($125,000) Dollars".

7. Addition of Section 5.3. The following is added as Section 5.3 of the Employment Agreement.

"5.3 Special Bonus. Within ninety (90) days after the end of a fiscal quarter of the Company in which the Company first reports positive net income under generally accepted accounting principles, the Executive shall be paid a one-time bonus of Twenty-Five Thousand ($25,000) Dollars."

8. Restatement. Except as modified hereby, the Employment Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment as of the day and year first above mentioned.

XZERES WIND CORP.

By: /s/Frank Greco

Clayton Wood

Clayton Wood

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